Exhibit 99.1

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes. Proposed regulations issued by the Treasury Department and the Internal Revenue Service (“IRS”) on May 5, 2015 may affect the treatment of our income as “qualifying income.”

Despite the fact that we are organized as a limited partnership under Delaware law, we would be treated as a corporation for U.S. federal income tax purposes unless at least 90% of our gross income is ‘‘qualifying income’’ under Section 7704(d)(1)(E) of the Internal Revenue Code of 1986, as amended (the ‘‘Qualifying Income Exception’’).  We have requested and obtained favorable private letter rulings from the IRS with respect to the characterization of certain of our income as qualifying income.  However, on May 5, 2015, the U.S. Treasury Department and the IRS issued proposed regulations (the ‘‘Proposed Regulations’’) interpreting the scope of qualifying income. The Proposed Regulations provide industry-specific guidance regarding which activities will generate qualifying income for purposes of the Qualifying Income Exception. The Proposed Regulations, once issued in final form, may change interpretations of the current law relating to the characterization of income as qualifying income. Any such change could result in some or all of our income being treated as non-qualifying income.